Exhibit 10.1

CONTRIBUTION AGREEMENT
by and among
SPECTRA ENERGY TRANSMISSION, LLC,
SPECTRA ENERGY PARTNERS (DE) GP, LP,
and
SPECTRA ENERGY PARTNERS, LP,
dated as of
December 13, 2007

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1	Definitions	2

Section 1.2	Rules of Construction	11

ARTICLE II
CONTRIBUTION; CLOSING

Section 2.1	Contribution of Contributed Interests	11

Section 2.2	Consideration	12

Section 2.3	The Closing	12

Section 2.4	Post-Closing Working Capital Adjustment	13

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO
SE TRANSMISSION AND MLP GP

Section 3.1	Organization	14

Section 3.2	Authorization; Enforceability	14

Section 3.3	No Conflict	15

Section 3.4	Litigation	15

Section 3.5	Brokers’ Fees	15

Section 3.6	Ownership of Contributed Interests	15

Section 3.7	Investment Representation	16

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO
THE SALTVILLE COMPANIES

Section 4.1	Organization of the Saltville Companies	16

Section 4.2	Enforceability of Merger Agreement	16

Section 4.3	No Conflict	17

i

Disclosure Schedule

Schedule A	–	P-25 Assets
Schedule 1.1(i)	–	Spectra MLP Knowledge
Schedule 1.1(ii)	–	SE Transmission and MLP GP Knowledge
Schedule 1.1(iii)	–	Permitted Liens
Schedule 3.3	–	Transmission Approvals
Schedule 3.5	–	SE Transmission and MLP GP Brokers’ Fees
Schedule 3.6(b)	–	Voting Agreements
Schedule 4.5	–	Financial Statements
Schedule 4.6	–	Absence of Certain Changes
Schedule 4.7(a)	–	Material Contracts
Schedule 4.7(c)	–	Enforceability of Material Contracts; No Defaults
Schedule 4.7(d)	–	Purchase and Sale Agreements
Schedule 4.8(b)	–	Intellectual Property
Schedule 4.9	–	Litigation
Schedule 4.10	–	Taxes
Schedule 4.11	–	Environmental Matters
Schedule 4.13	–	Permits
Schedule 4.14	–	Insurance
Schedule 4.16(a)	–	Material Real Estate Leases
Schedule 5.3	–	Spectra MLP Approvals
Schedule 5.5	–	Spectra MLP Brokers’ Fees
Schedule 6.1	–	Conduct of Business
Schedule 6.1(v)	–	Capital Expenditures
Schedule 6.5	–	Guarantees
Schedule 6.10	–	Excluded Assets
Exhibits
Exhibit A      –      Omnibus Amendment

v

CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT, dated as of December 13, 2007 (this “Agreement”), is entered into by and among Spectra Energy Transmission, LLC, a limited liability company organized under the Laws of the State of Delaware (“SE Transmission”), Spectra Energy Partners (DE) GP, LP, a limited partnership organized under the Laws of the State of Delaware (“MLP GP”), and Spectra Energy Partners, LP, a limited partnership organized under the Laws of the State of Delaware (“Spectra MLP”).
RECITALS
     WHEREAS, as of the date of this Agreement, SE Transmission owns (i) 100% of the limited liability company interests in Saltville Gas Storage Company L.L.C., a limited liability company organized under the Laws of the Commonwealth of Virginia (“Saltville LLC”), (ii) 100% of the capital stock of Spectra Energy Early Grove Company, a corporation organized under the Laws of the Commonwealth of Virginia (“SE Early Grove”), and (iii) 100% of the capital stock of Spectra Energy Virginia Pipeline Company, a corporation organized under the Laws of the Commonwealth of Virginia (“SE Virginia Pipeline”);
     WHEREAS, prior to the Closing (as defined below):
     (i) Certification of the storage facilities of SE Early Grove and SE Virginia Pipeline by the Federal Energy Regulatory Commission, and relinquishment of jurisdiction over such storage facilities by the Virginia State Corporation Commission shall have been granted or shall have been deemed granted;
     (ii) Saltville LLC intends to negotiate replacement Contracts with customers of SE Early Grove and SE Virginia Pipeline related to their storage assets;
     (iii) SE Early Grove and SE Virginia Pipeline intend to convert from corporations into limited liability companies;
     (iv) SE Virginia Pipeline, after such conversion, intends to transfer to East Tennessee Natural Gas, LLC, a limited liability company organized under the Laws of the State of Tennessee, pursuant to that certain asset purchase agreement between such parties and dated the date hereof (the “Asset Purchase Agreement”), all of its right, title and interest in approximately 72 miles of 8” natural gas transmission pipeline commencing at SE Virginia Pipeline’s meter station located at Chilhowie, VA, and continuing eastward to SE Virginia Pipeline’s meter station located at Radford, VA, together with 0.5 miles of the 4” Marion lateral, and certain other assets, liabilities and obligations associated with such pipeline facilities and described on Schedule A attached hereto (collectively, the “P-25 Assets”), in exchange for Common Units (as defined below) and a cash reimbursement of prior capital expenditures, which Common Units and cash reimbursement would then be transferred to SE Transmission or one of its Affiliates (as defined below), other than the Saltville Companies, prior to the Closing;

     (v) SE Early Grove and SE Virginia Pipeline, after conversion into limited liability companies, would then merge with and into Saltville LLC, pursuant to a merger agreement (the “Merger Agreement”), with Saltville LLC being the surviving entity;
     (vi) SE Transmission would then contribute to Spectra MLP, and Spectra MLP would then accept from SE Transmission, 97.6% of the limited liability company interests in Saltville LLC (the “SET Contributed Interests”), and, in exchange, Spectra MLP would distribute, as contemplated in this Agreement, to SE Transmission (a) a certain number of Common Units and (b) a certain amount in cash as a reimbursement for capital expenditures incurred by SE Transmission with respect to certain assets of Saltville LLC;
     (vii) SE Transmission would then contribute 2.376% of the limited liability company interests in Saltville LLC to Spectra Energy Southeast Pipeline Corporation, a corporation organized under the Laws of the State of Delaware (“SE Southeast Pipeline”) and 0.024% of its limited liability company interests in Saltville LLC to Spectra Energy Partners GP, LLC, a limited liability company organized under the Laws of the State of Delaware (“MLP GP LLC”), and SE Southeast Pipeline and MLP GP LLC would contribute all their respective limited liability company interests in Saltville LLC received from SE Transmission to MLP GP (the actions to be taken in sections (i) through (v) and section (vii) hereof, collectively, the “Saltville Restructuring”);
     WHEREAS, MLP GP would then contribute to Spectra MLP, and Spectra MLP would then accept from MLP GP, all of MLP GP’s limited liability company interests in Saltville LLC (the “MLP GP Contributed Interests”), and, in exchange, Spectra MLP would distribute to MLP GP a certain number of General Partner Units;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.1 Definitions. As used herein, the following capitalized terms shall have the following meanings:
     “Accounting Referee” has the meaning provided such term in Section 2.4(c).
     “Adjustment Amount” has the meaning provided such term in Section 2.4(e).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

     “AGL Agreement” means that Purchase and Sale Agreement, dated as of April 27, 2005, among NUI Saltville Storage, Inc., a Delaware corporation, Virginia Gas Company, a Delaware corporation, Duke Energy Gas Transmission, LLC, a Delaware limited liability company, Duke Energy Saltville Gas Storage, L.L.C., a Delaware limited liability company, and NUI Corporation, a New Jersey corporation.
     “Agreement” has the meaning provided such term in the preamble to this Agreement.
     “Asset Purchase Agreement” has the meaning provided such term in the recitals of this Agreement.
     “Balance Sheet Date” means October 31, 2007.
     “Billed Party” has the meaning provided such term in Section 7.1(d).
     “Business” means the operations and business conducted by the Saltville Companies.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States.
     “Claim Notice” has the meaning provided such term in Section 9.3(a).
     “Closing” has the meaning provided such term in Section 2.3(a).
     “Closing Date” has the meaning provided such term in Section 2.3(a).
     “Code” means the Internal Revenue Code of 1986.
     “Commission” means the United States Securities and Exchange Commission.
     “Common Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.
     “Company Guarantees” means all guaranties, letters of credit, bonds, sureties, cash collateral accounts, and other credit support or assurances provided by SE Transmission or any of its Affiliates (other than the Saltville Companies) in support of any obligations of any of the Saltville Companies or the Business, including those obligations listed on Schedule 6.5.
     “Conflicts Committee” has the meaning provided such term in the Spectra MLP Partnership Agreement.
     “Contract” means any legally binding agreement, commitment, lease, license or contract.
     “Contributed Interests” means the SET Contributed Interests and/or the MLP GP Contributed Interests, as applicable.
     “Cross Receipt” means a cross receipt acknowledging the receipt of the items in Section 2.3(b)(i) and (v) by Spectra MLP and the items in Section 2.3(c)(i), (ii) and (v) by SE Transmission and MLP GP.

     “Disclosure Schedule” means the schedules attached hereto.
     “Dollars” and “$” mean the lawful currency of the United States.
     “Effective Time” has the meaning provided such term in Section 2.3(a).
     “Environment” means (a) the navigable waters, the waters of the contiguous zone, and the ocean waters of which the natural resources are under the exclusive management authority of the United States under the Magnuson-Stevens Fishery Conservation and Management Act, 16 U.S.C. 1801 et seq., and (b) any other surface water, ground water, drinking water supply, land surface or subsurface strata, or ambient air within the United States or under the jurisdiction of the United States.
     “Environmental Law” means any Law relating to the environment, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and any Law relating to health, safety, the Environment, natural resources or the protection thereof, and all analogous state or local statutes, and the regulations promulgated pursuant thereto.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder.
     “Excluded Assets” has the meaning provided such term in Section 6.10.
     “Final Net Working Capital” means the difference of (x) total current assets less (y) total current liabilities, each as shown on the balance sheet of Saltville LLC as of the Closing Date (which sheet shall be prepared in the same manner, under the same basis, with the same methodology and principles, and utilizing the same line items as the Financial Statements) except that the amount of total current liabilities shall be reduced to exclude any ad valorem Taxes and federal and state income Taxes.
     “Financial Statements” has the meaning provided such term in Section 4.5(a).
     “Fundamental Representations and Warranties” means the representations and warranties contained in Sections 3.1, 3.2, 3.6, 4.1 and 4.4.
     “GAAP” means generally accepted accounting principles of the United States, consistently applied.
     “General Partner Units” has the meaning provided such term in the Spectra MLP Partnership Agreement.

     “Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.
     “Hazardous Substance(s)” means each substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, containment or toxic substance under any Environmental Law and any petroleum or petroleum products that have been Released into the environment.
     “Indebtedness for Borrowed Money” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money (including intercompany obligations), including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade payables incurred in the ordinary course of business, (d) all obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all capitalized lease obligations of such Person, and (f)  all indebtedness of any other Person of the type referred to in clauses (a) to (e) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such indebtedness has been assumed by such Person.
     “Indemnified Party” has the meaning provided such term in Section 9.3(a).
     “Indemnifying Party” has the meaning provided such term in Section 9.3(a).
     “Indemnified Tax Claim” has the meaning provided such term in Section 7.3(b).
     “Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing, (b) copyrights and any applications or registrations for any of the foregoing, and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae and specifications.
     “Knowledge” as to Spectra MLP means the actual knowledge of those Persons listed on Schedule 1.1(i), and; as to SE Transmission and MLP GP means the actual knowledge of those Persons listed on Schedule 1.1(ii); provided, however, that those Persons noted in such Schedule 1.1(ii) as not having knowledge as to the Saltville Companies shall be disregarded with respect to any representation relating to the Saltville Companies qualified by “Knowledge”.
     “Law” means any applicable law, rule, regulation, ordinance, order, judgment or decree of a Governmental Authority.
     “Lien(s)” means, with respect to any property or asset, any mortgage, pledge, charge, security interest or other encumbrance of any kind in respect of such property or asset.
     “Losses” means all actual liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including reasonable fees and expenses of counsel);

provided, however, that Losses shall not include any special, punitive, exemplary, incidental, consequential or indirect damages nor shall Losses include lost profits, lost opportunities or other speculative damages; provided, further, however, that the preceding proviso shall not apply to the extent a Party is required to pay such damages to a third party in connection with a matter for which such Party is entitled to indemnification under Article IX.
     “Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is or would reasonably be expected to be materially adverse to the business, operations or financial condition of such Person (and in the case of any Saltville Company, of the Saltville Companies and the Business taken as a whole), or (b) materially impedes or would reasonably be expected to impede the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from:
               (i) any change in general economic conditions in the industries or markets in which any of the Saltville Companies operates;
               (ii) seasonal reductions in revenues or earnings of the Saltville Companies substantially consistent with the historical results of such businesses;
               (iii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
               (iv) changes in Law or GAAP; or
               (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby.
     Notwithstanding the foregoing, clauses (i), (iii) and (iv) shall not apply in the event of a disproportionate effect on the Saltville Companies as compared to other entities in the industry or markets in which the Saltville Companies operate.
     “Material Contracts” has the meaning provided such term in Section 4.7(a).
     “Material Real Estate Leases” has the meaning provided such term in Section 4.16(a).
     “Merger Agreement” has the meaning provided such term in the recitals of this Agreement.
     “MLP GP” has the meaning provided such term in the preamble to this Agreement.
     “MLP GP Consideration” means an amount equal to the product of the Per Unit Value times the MLP GP General Partner Units.
     “MLP GP Contributed Interests” has the meaning provided such term in the recitals of this Agreement.

     “MLP GP General Partner Units” means the number of General Partner Units that is computed by (i) adding the Saltville Total Value and the P-25 Total Value (as defined in the Asset Purchase Agreement), (ii) subtracting both the Saltville CapEx Reimbursement and the P-25 CapEx Reimbursement (as defined in the Asset Purchase Agreement) from that sum, (iii) dividing that difference by the Per Unit Value, and (iv) multiplying that quotient by 2%.
     “MLP GP Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “MLP GP LLC” has the meaning provided such term in the recitals of this Agreement.
     “Omnibus Agreement” means the Omnibus Agreement effective as of July 2, 2007, among Spectra MLP, MLP GP, Spectra Energy Partners, GP, LLC, a limited liability company organized under the Laws of the State of Delaware, and Spectra Energy Corp, a corporation organized under the Laws of the State of Delaware.
     “Omnibus Amendment” means the Amendment to Omnibus Agreement attached as Exhibit A.
     “Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, bylaws, partnership agreement, operating agreement or similar formation or governing documents and instruments.
     “P-25 Assets” has the meaning provided such term in the recitals of this Agreement.
     “P-25 Indemnity Obligations” has the meaning provided such term in Section 9.2(a).
     “P-25 Pipeline” means approximately 72 miles of 8” transmission pipeline operated by Seller.
     “Parties” means SE Transmission, MLP GP and Spectra MLP.
     “Per Unit Valuation Date” means the date that is three days prior to the Closing Date.
     “Per Unit Value” means the volume-weighted average price of the Common Units on the New York Stock Exchange during the 20 trading days immediately preceding the Per Unit Valuation Date, calculated using the Bloomberg SEP Equity AQR function.
     “Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, however, right-of-way agreements and similar rights and approvals are not included in the definition of Permits.
     “Permitted Liens” means (a) Liens for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, in each case executed in the ordinary course of business and that do not materially and adversely affect the ability of the Saltville Companies to conduct their Business as currently conducted, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business and that do not materially and adversely affect the ability of the Saltville Companies to conduct their Business as currently conducted, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, of a nature that do not materially and adversely affect the assets or properties subject thereto, (f) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (g) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (h) Liens granted in the ordinary course of business which do not secure the payment of Indebtedness for Borrowed Money and which do not materially and adversely affect the ability of the Saltville Companies to conduct their Business as currently conducted, (i) Liens listed in Schedule 1.1(iii), and (j) Liens created by Spectra MLP or its successors and assigns.
     “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
     “Pre-Closing Tax” has the meaning provided such term in Section 7.1(c).
     “Pre-Closing Taxable Period” means any taxable period ending on or before the Effective Time and that portion of any taxable period beginning before and ending after the Effective Time that ends on the Effective Time.
     “Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
     “Reference Net Working Capital” means $1,122,527.
     “Refund Amount” has the meaning provided such term in Section 2.4(e).
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing of, without limitation, Hazardous Substances, into the Environment.
     “Representatives” means, as to any Person, its officers, directors, employees, counsel, accountants, financial advisers and consultants.
     “Saltville CapEx Reimbursement” means 97.6% of the sum of the capital expenditures incurred by the Saltville Companies with respect to their assets other than the P-25 Assets during the 24 month period prior to the Closing Date; provided, however, that such amount shall not exceed $10,000,000.
     “Saltville Companies” means, prior to Saltville Restructuring, Saltville LLC, SE Early Grove and SE Virginia Pipeline, and “Saltville Company” means any one of the foregoing. After the Saltville Restructuring, “Saltville Company” shall mean Saltville LLC.
     “Saltville LLC” has the meaning provided such term in the recitals of this Agreement.

     “Saltville Restructuring” has the meaning provided such term in the recitals of this Agreement.
     “Saltville Total Value” means $81,700,000.
     “SE Early Grove” has the meaning provided such term in the recitals of this Agreement.
     “SE Southeast Pipeline” has the meaning provided such term in the recitals of this Agreement.
     “SE Transmission” has the meaning provided such term in the preamble to this Agreement.
     “SE Transmission Indemnified Parties” has the meaning provided such term in Section 9.2(b).
     “SE Virginia Pipeline” has the meaning provided such term in the recitals of this Agreement.
     “Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.
     “SET Common Units” means the number of Common Units that is computed by (i) subtracting the Saltville CapEx Reimbursement from the Saltville Total Value, (ii) dividing that difference by the Per Unit Value, and (iii) subtracting the number of MLP GP General Partner Units from that quotient.
     “SET Consideration” means an amount equal to the product of the Per Unit Value times the SET Common Units.
     “SET Contributed Interests” has the meaning provided such term in the recitals of this Agreement.
     “Spectra Energy Corp” means Spectra Energy Corp, a Delaware corporation.
     “Spectra MLP” has the meaning provided such term in the preamble to this Agreement.
     “Spectra MLP Approvals” has the meaning provided such term in Section 5.3.
     “Spectra MLP Financial Statements” has the meaning provided such term in Section 5.8.
     “Spectra MLP Indemnified Parties” has the meaning provided such term in Section 9.2(a).
     “Spectra MLP Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Spectra Energy Partners, LP dated as of July 2, 2007.
     “Spectra MLP SEC Documents” has the meaning provided such term in Section 5.8.

     “Tax” means (a) all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest, (b) any liability of any Saltville Company for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability of such Saltville Company for payment of such amounts was determined or taken into account with reference to the liability of any other Person and (c) any liability of any Saltville Company for the payment of any amounts as a result of being a party to any Tax-Sharing Agreement or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person.
     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Tax Benefit” means, with respect to a Loss, an amount by which the Tax liability of a Person (or group of corporations filing a Tax Return that includes the Person), with respect to a taxable period, is reduced as a result of such Loss or the amount of any Tax refund or Tax credit that is generated (including, by deduction, loss, credit or otherwise) as a result of such Loss, and any related interest received from any relevant Tax Authority; provided, however, in each case, only the reasonable present value of any Tax Benefit shall be considered with respect to a Loss.
     “Tax Indemnified Party” has the meaning provided such term in Section 7.3(b).
     “Tax Indemnifying Party” has the meaning provided such term in Section 7.3(b).
     “Tax Proceeding” has the meaning provided such term in Section 7.1(f).
     “Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing provided to any Tax Authority, including any amendments thereto.
     “Tax-Sharing Agreement” means any existing agreement or arrangement (whether or not written) that is binding on any Saltville Company and regarding the sharing, allocation or payment of Taxes or amounts in lieu of Taxes.
     “Third Party Claim” has the meaning provided such term in Section 9.3(a).
     “Transmission Approvals” has the meaning provided such term in Section 3.3.
     “United States” or “U.S.” means United States of America.

     Section 1.2 Rules of Construction.
          (a) All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
          (b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.
          (c) The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
          (d) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
          (e) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
          (f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
          (g) Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.
          (h) References to any Law are references to such Law as it may be amended from time to time, and references to particular provisions of a Law include a reference to the corresponding provisions of any succeeding Law.
ARTICLE II
CONTRIBUTION; CLOSING
     Section 2.1 Contribution of Contributed Interests.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, SE Transmission shall contribute to Spectra MLP, and Spectra MLP shall accept from SE Transmission, the SET Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.

          (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, MLP GP shall contribute to Spectra MLP, and Spectra MLP shall accept from MLP GP, the MLP GP Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.
     Section 2.2 Consideration.
          (a) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the SET Contributed Interests, Spectra MLP shall (i) distribute to SE Transmission the SET Common Units and (ii) pay to SE Transmission the Saltville CapEx Reimbursement, which amount shall be payable in cash. For purposes of determining the Saltville CapEx Reimbursement, SE Transmission shall provide a binding good faith estimate of such amount at least ten days prior to the Closing Date.
          (b) At the Closing, upon the terms and subject to the conditions set forth in this Agreement, in exchange for the MLP GP Contributed Interests, Spectra MLP shall distribute to MLP GP the MLP GP General Partner Units.
          (c) The Parties acknowledge that the transactions described in this Article II are properly characterized as transactions described in Section 721(a) of the Code.
     Section 2.3 The Closing.
          (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas 77002, commencing at 10:00 a.m. local time on the later of April 1, 2008 and the first day of the month following the date on which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby have been satisfied or waived (other than conditions with respect to actions the Parties shall take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”); provided, however, the Closing shall be deemed to have been consummated at 12:30 a.m. Houston, Texas time on the Closing Date (the “Effective Time”).
          (b) At the Closing, each of SE Transmission and MLP GP will deliver the following documents and deliverables to Spectra MLP:
               (i) an assignment or assignments effecting the transfer to Spectra MLP of ownership of all of the Contributed Interests together with certificates, if any, representing the Contributed Interests and such other documentation as is required to admit Spectra MLP as a member of Saltville LLC;
               (ii) a certification in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2) to the effect that neither MLP GP’s owner nor SE Transmission is a foreign person;
               (iii) the Omnibus Amendment executed by MLP GP LLC and MLP GP;

               (iv) the Cross Receipt executed by each of SE Transmission and MLP GP; and
               (v) such other certificates, instruments of conveyance and documents as may be reasonably requested by Spectra MLP and agreed to by SE Transmission or MLP GP prior to the Closing Date to carry out the intent and purposes of this Agreement.
          (c) At the Closing, Spectra MLP will deliver the following documents and deliverables to SE Transmission or MLP GP, as applicable, or take the following actions:
               (i) the Saltville CapEx Reimbursement to SE Transmission by wire transfer of immediately available U.S. federal funds to an account or accounts specified by SE Transmission;
               (ii) issue, in certificated or book entry form, to SE Transmission the SET Common Units, and to MLP the MLP GP General Partner Units;
               (iii) the Omnibus Amendment executed by Spectra MLP;
               (iv) the Cross Receipt executed by Spectra MLP; and
               (v) such other certificates, instruments of conveyance and documents as may be reasonably requested by SE Transmission or MLP GP and agreed to by Spectra MLP prior to the Closing Date to carry out the intent and purposes of this Agreement.
     Section 2.4 Post-Closing Working Capital Adjustment.
          (a) Within 45 days following the Closing Date, SE Transmission shall deliver to Spectra MLP its estimate of Final Net Working Capital.
          (b) If Spectra MLP objects to SE Transmission’s estimate, then it must provide a written objection notice, together with its estimate of Final Net Working Capital, to SE Transmission within 30 days after receipt of SE Transmission’s estimate. If no objection is delivered within such 30 days, then SE Transmission’s estimate shall be final and binding.
          (c) If Spectra MLP objects in a timely manner and Spectra MLP and SE Transmission are unable to agree upon Final Net Working Capital within 30 days after SE Transmission’s receipt of Spectra MLP’s objection, then such dispute shall be resolved by referring the disputed items relating to such calculation to an independent accounting firm of recognized national standing (the “Accounting Referee”) to be selected in the following manner: (i) the Parties shall have seven additional days following the aforementioned 30 day dispute resolution period to mutually agree on the identity of the Accounting Referee or, (ii) if the Parties are unable to agree on an Accounting Referee pursuant to the preceding clause (i), SE Transmission will select three candidates and deliver a written notice containing the names of such candidates to Spectra MLP (in care of the Conflicts Committee) within five days of the expiration of the seven day period referred to in the preceding clause (i) and within five days of receiving such notice, Spectra MLP will select one of such three candidates to serve as the Accounting Referee. The Accounting Referee may not be otherwise engaged by any of SE

Transmission or Spectra MLP, or their respective Affiliates, in connection with the transactions contemplated under this Agreement and may not have performed any material services on behalf of any of MLP GP, SE Transmission or Spectra MLP, or their respective Affiliates, during the two years immediately preceding the date of this Agreement.
          (d) The Accounting Referee shall be instructed upon appointment to determine the disputed amounts in the manner provided in this Section 2.4 within 30 days; provided, however, the amount of the Adjustment Amount or Refund Amount, as applicable, determined by the Accounting Referee shall be no greater than the higher amount submitted and no lower than the lower amount submitted. The authority of the Accounting Referee shall be limited to determining the items disputed by Spectra MLP in its original objection that have not since been resolved by the Parties. The Accounting Referee shall have no right or authority to award interest or penalties or to grant or award damages of any kind (including indirect, consequential, punitive or exemplary damages). The determination of the Adjustment Amount or the Refund Amount, as applicable, by the Accounting Referee shall be final and binding on the Parties. The fees and expenses of the Accounting Referee shall be borne equally by Spectra MLP, on one hand, and SE Transmission, on the other hand.
          (e) Spectra MLP shall pay to SE Transmission and MLP GP, in proportion to such Party’s ownership of the Saltville Companies prior to this Agreement, an amount in cash equal to the excess, if any, of Final Net Working Capital minus Reference Net Working Capital (the “Refund Amount”), or SE Transmission and MLP GP shall pay, in proportion to such Party’s ownership of the Saltville Companies prior to this Agreement, to Spectra MLP an amount in cash equal to the excess, if any, of Reference Net Working Capital minus Final Net Working Capital (the “Adjustment Amount”). The Refund Amount or Adjustment Amount, as the case may be, shall be paid by wire or interbank transfer of immediately available funds within 10 days following the agreement by the Parties or the determination by the Accounting Referee of the Final Net Working Capital. To the extent that Spectra MLP makes payment to SE Transmission and MLP GP under this Section 2.4, the Parties agree to characterize such payments for all purposes as a reduction or refund of the net working capital contributed and not as consideration for the transfer of the Contributed Interests.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
RELATING TO SE TRANSMISSION AND MLP GP
     Except as disclosed in the Disclosure Schedule, each of SE Transmission and MLP GP, as applicable, hereby jointly and severally represents and warrants to Spectra MLP as follows:
     Section 3.1 Organization. It is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 3.2 Authorization; Enforceability. It has all requisite limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited liability company or limited partnership action, as applicable, on its part, and no other limited liability company or limited partnership proceeding, as applicable, on its part is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by it, and this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 3.3 No Conflict. The execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby by it (assuming all required filings, consents, approvals, authorizations and notices set forth in Schedule 3.3 (collectively, the “Transmission Approvals”) have been made, given or obtained) do not and shall not:
          (a) violate in any material respect any Law applicable to it or Spectra Energy Corp or require of it or Spectra Energy Corp any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
          (b) violate any of its or Spectra Energy Corp’s Organizational Documents; or
          (c) (i) breach any material Contract to which it or Spectra Energy Corp is a party or by which it or Spectra Energy Corp may be bound, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of its Contributed Interests or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien upon any of its Contributed Interests.
     Section 3.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Spectra Transmission and MLP GP, as applicable, threatened against it that would adversely affect its ability to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon it that would adversely affect its ability to perform its obligations under this Agreement.
     Section 3.5 Brokers’ Fees. Except as set forth on Schedule 3.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by it or any of its Affiliates.
     Section 3.6 Ownership of Contributed Interests.
          (a) It has good and valid title to, holds of record and owns its Contributed Interests free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws.
          (b) SE Transmission, as of the date of this Agreement, owns 100% of the equity interests of the Saltville Companies. The Contributed Interests represent 100% of the limited liability company interests in Saltville LLC. With respect to each Saltville Company, there are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests, and there are no agreements of any kind which may obligate any of the Saltville Companies to issue, purchase, redeem or otherwise acquire any of their respective equity interests. Except as set forth in Schedule 3.6(b), there are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of any Saltville Company. All of its Contributed Interests are duly authorized, validly issued and outstanding and fully paid, and were issued free of preemptive rights in compliance with Laws. Upon consummation of the transactions contemplated by this Agreement, Spectra MLP will acquire good and valid title to all of its Contributed Interests, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or Liens created by Spectra MLP.
     Section 3.7 Investment Representation. It is purchasing the Common Units or General Partner Units, as applicable, for its own account with the present intention of holding such units for investment purposes and not with a view to or for sale in connection with any public distribution of such units in violation of any federal or state securities Laws. It acknowledges that such Common Units or General Partner Units, as applicable, have not been registered under federal and state securities Laws and that such Common Units or General Partner Units, as applicable, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
RELATING TO THE SALTVILLE COMPANIES
     Except as disclosed in the Disclosure Schedule, each of SE Transmission and MLP GP hereby jointly and severally represents and warrants to Spectra MLP as follows:
     Section 4.1 Organization of the Saltville Companies. Each of the Saltville Companies is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, and has all requisite limited liability company or corporate power and authority, as applicable, to own, operate or lease its properties assets and to conduct the Business as it is now being conducted. Each of the Saltville Companies is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on the Saltville Companies. SE Transmission and MLP GP has made available to Spectra MLP true copies of all existing Organizational Documents of the Saltville Companies.
     Section 4.2 Enforceability of Merger Agreement. When executed, the Merger Agreement will be duly and validly executed and delivered by the Saltville Companies, and the Merger Agreement will, upon execution, constitute a valid and binding obligation of the Saltville Companies, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 4.3 No Conflict. The execution and delivery of this Agreement by each of SE Transmission and MLP GP and the consummation of the transactions contemplated hereby by SE Transmission and MLP GP (assuming all of the Transmission Approvals have been made, given or obtained) do not and shall not:
          (a) violate, in any material respect, any Law applicable to the Saltville Companies or require of the Saltville Companies any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;
          (b) violate any Organizational Document of the Saltville Companies; or
          (c) (i) breach any Material Contract, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien under any Material Contract or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
     Section 4.4 Subsidiaries. The Saltville Companies do not own any equity interests in any Person.
     Section 4.5 Financial Statements; Records; Undisclosed Liabilities.
          (a) Schedule 4.5 sets forth true and complete copies of the standalone unaudited pro forma balance sheets of each Saltville Company and the consolidated unaudited pro forma balance sheet of the Saltville Companies with the adjustments set forth on Schedule 4.5, in each case as of the Balance Sheet Date (such sheets being the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, in each case except as otherwise stated in the footnotes and except for normal year-end adjustments and the absence of footnote disclosure, and present fairly in accordance with GAAP, in all material respects, the financial position of the Saltville Companies as of such date.
          (b) All liabilities of the Saltville Companies that are required by GAAP to be reflected or reserved against in the Financial Statements have been so reflected or reserved against in the Financial Statements.
     Section 4.6 Absence of Certain Changes. Except as disclosed on Schedule 4.6, from the Balance Sheet Date, (a) there has not been any Material Adverse Effect on the Saltville Companies, (b) the Business of the Saltville Companies has been conducted, in all material respects, only in the ordinary course consistent with past practices, and (c) there has been no damage, destruction or loss to the assets or properties of the Saltville Companies which could reasonably be expected to have a Material Adverse Effect on the Saltville Companies.

     Section 4.7 Contracts.
          (a) Schedule 4.7(a) contains a true and complete listing of the following Contracts to which any of the Saltville Companies is a party (such Contracts that are required to be listed on Schedule 4.7(a) being “Material Contracts”):
               (i) each Contract for the transportation or storage of gas;
               (ii) each Contract for Indebtedness for Borrowed Money except for any that will be cancelled prior to Closing;
               (iii) each Contract involving a remaining commitment by a Saltville Company to pay capital expenditures in excess of $50,000;
               (iv) each Contract for lease of personal property involving payments in excess of $50,000 in any calendar year;
               (v) each Contract between SE Transmission, MLP GP or an Affiliate of either (other than any of the Saltville Companies) on the one hand, and any of the Saltville Companies, on the other hand, which will survive the Closing;
               (vi) each Contract that provides for a limit on the ability of a Saltville Company to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;
               (vii) except for Contracts of the nature described in clauses (ii) through (vi) above, any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by a Saltville Company of $50,000 or more in any 12 month period;
               (viii) any partnership or joint venture agreement (other than the Organizational Documents of the Saltville Companies);
               (ix) any Contract pursuant to which any third party has rights to own or use any material asset of a Saltville Company, including any Intellectual Property right of a Saltville Company, other than pursuant to Contracts entered into by the Saltville Companies with such third parties in the ordinary course of business; and
               (x) any Contract relating to the acquisition or disposition following the Closing of any business (whether by merger, sale of stock, sale of assets or otherwise) or granting to any Person a right of first refusal, first offer or right to purchase any of the assets of a Saltville Company which right survives the Closing other than Permitted Liens.
          (b) True and complete copies of all Material Contracts have been made available to Spectra MLP.
          (c) Except as set forth in Schedule 4.7(c), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Saltville Company that is a party thereto and, to the Knowledge of SE Transmission and MLP GP, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth in Schedule 4.7(c), none of the Saltville Companies, or, to the Knowledge of SE Transmission and MLP GP, any other party is in breach of any Material Contract, and none of SE Transmission, MLP GP or any Saltville Company has received any written notice of termination or breach of any Material Contract.
          (d) Schedule 4.7(d) lists all of the purchase and sale agreements pursuant to which the Saltville Companies have acquired or disposed of any assets or entities during the prior 24 months other than purchases and disposals of assets in the ordinary course of business. True and correct copies of the documents listed on Schedule 4.7(d) have been made available to Spectra MLP.
     Section 4.8 Intellectual Property.
          (a) The Saltville Companies own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the Business as presently conducted. No third party has asserted against any of the Saltville Companies any written claim that such Saltville Company is infringing the Intellectual Property of such third party, and, to the Knowledge of SE Transmission and MLP GP, no third party is infringing the Intellectual Property owned by any of the Saltville Companies.
          (b) All of the Saltville Companies’ Intellectual Property which is required to conduct the Business (as currently being conducted) is listed on Schedule 4.8(b).
     Section 4.9 Litigation. Except as set forth in Schedule 4.9, (a) there are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of SE Transmission and MLP GP, threatened against any of the Saltville Companies other than lawsuits or actions which could not reasonably be expected to have a Material Adverse Effect and (b) no Saltville Companies is subject to any injunction, order or unsatisfied judgment from any Governmental Authority.
     Section 4.10 Taxes. Except as set forth on Schedule 4.10, with respect to each Saltville Company (a) all Tax Returns required to be filed have been duly and timely filed with the appropriate Tax Authority, and were, when filed, true, correct and complete in all material respects, (b) all Taxes due and owing (whether or not shown as due on any Tax Returns) have been timely paid in full, (c) there are no Liens (other than Permitted Liens) on any of the assets of the Saltville Companies that arose in connection with any failure (or alleged failure) to pay any Tax, (d) there is no claim, action or proceeding pending by any applicable Tax Authority in connection with any Tax (provided, however, that the foregoing representation is limited to the Knowledge of SE Transmission and MLP GP for periods prior to August 10, 2005), (e) no Tax Returns are now under audit or examination by any Tax Authority (provided, however, that the foregoing representation is limited to the Knowledge of SE Transmission and MLP GP for periods prior to August 10, 2005), (f) there are no agreements or waivers providing for an extension of time with respect to the filing of any Tax Returns or the assessment or collection of any such Tax, (g) no written claim has been made by any Tax Authority in a jurisdiction where a Saltville Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) no Saltville Company is a party to any Tax-Sharing Agreement, and is not otherwise liable for the Taxes of any other Person (including as a transferee or successor), (i) since its inception, Saltville LLC has been treated either as a partnership or has been disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1), (j) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Saltville Company, (k) no Saltville Company has, during any period for which the statute of limitations for any relevant Tax has not expired, participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4, and (l) the Saltville Companies have no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract, or otherwise.
     Section 4.11 Environmental Matters. Except as set forth on Schedule 4.11 or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect:
          (a) the operations of the Saltville Companies are in compliance in all material respects with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Permits required under all Environmental Laws;
          (b) no Saltville Company is the subject of any outstanding administrative or judicial order or judgment, agreement or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation or the payment of a fine or penalty;
          (c) no Saltville Company is subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law;
          (d) there has been no Release of any Hazardous Substance into the Environment by the Saltville Companies or their assets, operations and the Business except in compliance with applicable Environmental Law (provided, however, that the foregoing representation is limited to the Knowledge of SE Transmission and MLP GP for periods prior to August 10, 2005); and
          (e) there has been no exposure of any Person or property to any Hazardous Substances in connection with the operation of the assets of the Saltville Companies (provided, however, that the foregoing representation is limited to the Knowledge of SE Transmission and MLP GP for periods prior to August 10, 2005).
     Spectra MLP acknowledges that this Section 4.11 shall be deemed to be the only representation and warranty in this Agreement with respect to environmental matters.

     Section 4.12 Legal Compliance. Except with respect to (a) matters set forth in Schedule 4.9 (b) compliance with Laws concerning Taxes (as to which representations and warranties are made only pursuant to Section 4.10), (c) compliance with Environmental Laws (as to which representations and warranties are made only pursuant to Section 4.11) and (d) compliance with Permits (as to which representations and warranties are made only pursuant to Section 4.13), the Saltville Companies are in compliance in all material respects with all Laws and, no Saltville Company has received written notice of any violation of any Law relating to the operation of the Business or to any of its assets or operations which could reasonably be expected to have a Material Adverse Effect.
     Section 4.13 Permits. Except as set forth in Schedule 4.13, the Saltville Companies possess all material Permits necessary for them to own their assets and operate the Business as currently conducted. All such Permits are in full force and effect. There are no lawsuits or other proceedings pending or, to the Knowledge of SE Transmission and MLP GP, threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof. Except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect, such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution, delivery and consummation of the transactions contemplated hereby.
     Section 4.14 Insurance. Schedule 4.14 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of any of the Saltville Companies as of the date of this Agreement. Except as reflected on Schedule 4.14, there is no material claim by any Saltville Company pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies. All premiums due and payable under such policies have been paid, and the Saltville Companies have complied with the terms and conditions of such written policies. All such insurance policies are in full force and effect. No notice of cancellation of, or indication of an intention not to renew, any such insurance policy has been received by SE Transmission or MLP GP other than in the ordinary course of business.
     Section 4.15 Labor Relations; Employees. No Saltville Company (a) is a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by SE Transmission’s or MLP GP’s Affiliates who provide services to a Saltville Company, and, to the Knowledge of SE Transmission and MLP GP, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by SE Transmission’s or MLP GP’s Affiliates who provide services to a Saltville Company which seeks recognition of a collective bargaining unit, or (b) is subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of SE Transmission and MLP GP, threatened in writing between a Saltville Company and any group of the foregoing employees. No Saltville Company (i) has any employees and (ii) maintains, contributes or is subject to any liability in respect of employee benefit or welfare plan of any nature, including plans subject to ERISA.
     Section 4.16 Title to Properties and Related Matters.
          (a) The Saltville Companies have (i) good and defensible fee simple title to or valid leasehold interests in all of their real property and (ii) good and valid title to all of their personal property used in the ordinary conduct of the Business, except (x) for such defects in title as could not, individually or in the aggregate, reasonably be expected to materially and adversely impact the ability of the Companies to conduct the Business and (y) for easements, rights of way and similar property use rights which are addressed in Section 4.16(b), in each case free and clear of Liens other than Permitted Liens. Schedule 4.16(a) includes a list of all real estate leases which involve the payment by any Saltville Company of in excess of $50,000 in any calendar year or which if lost would have a Material Adverse Effect on the Saltville Companies (“Material Real Estate Leases”). The Material Real Estate Leases are (i) in full force and effect, (ii) represent the legal, valid and binding obligations of the Saltville Company that is a party thereto and, to the Knowledge of SE Transmission and MLP GP, represent the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. No Saltville Company nor, to the Knowledge of SE Transmission and MLP GP, any other party is in breach in any material respect of any Material Real Estate Lease.
          (b) The Saltville Companies have such easements, rights of way and other similar property use rights which are sufficient, in the aggregate, for the Saltville Companies to conduct the Business as currently conducted except for such defects that could not reasonably be expected to have a Material Adverse Effect on the Saltville Companies. Spectra MLP acknowledges that this Section 4.16(b) shall be deemed to be the only representation and warranty in the Agreement with respect to easements, rights of way and other similar property use rights held or used by the Saltville Companies.
     Section 4.17 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated in this Agreement based upon arrangements made by any Saltville Company or any of its Affiliates.
     Section 4.18 Regulatory Matters. Saltville LLC has made a filing with the Federal Energy Regulatory Commission to request the issuance of an order to establish a certificated working gas capacity of the storage facility owned by Saltville LLC at 3.0 Bcf.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO SPECTRA MLP
     Spectra MLP hereby represents and warrants as follows:
     Section 5.1 Organization of Spectra MLP. Spectra MLP is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.
     Section 5.2 Authorization; Enforceability. Spectra MLP has all requisite partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite limited partnership action on the part of Spectra MLP, and no other partnership proceeding on the part of Spectra MLP is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Spectra MLP, and this Agreement constitutes a valid and binding obligation of Spectra MLP, enforceable against

Spectra MLP in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
     Section 5.3 No Conflict. The execution and delivery of this Agreement by Spectra MLP and the consummation of the transactions contemplated hereby by Spectra MLP (assuming all required filings, consents, approvals authorizations and notices set forth in Schedule 5.3 (collectively, the “Spectra MLP Approvals”) have been made, given or obtained) do not and shall not:
          (a) violate in any material respect, any Law applicable to Spectra MLP or require of Spectra MLP any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;
          (b) violate any Organizational Document of Spectra MLP; or
          (c) (i) breach any material Contract, to which Spectra MLP is a party or by which Spectra MLP may be bound, (ii) result in the termination of any such material Contract, (iii) result in the creation of any Lien upon any of the properties or assets of Spectra MLP or (iv) constitute an event which, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.
     Section 5.4 Litigation. There are no legal actions before any Governmental Authority or lawsuits pending or, to the Knowledge of Spectra MLP, threatened against Spectra MLP that would adversely affect the ability of Spectra MLP to perform its obligations under this Agreement, and there are no orders or unsatisfied judgments from any Governmental Authority binding upon Spectra MLP that would adversely affect the ability of Spectra MLP to perform its obligations under this Agreement.
     Section 5.5 Brokers’ Fees. Except as set forth on Schedule 5.5, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Spectra MLP or any of its Affiliates.
     Section 5.6 Issuance of SET Common Units and MLP GP General Partner Units. Upon issuance, all of the SET Common Units and MLP GP General Partner Units will be duly authorized; validly issued and outstanding; with respect to the SET Common Units, fully paid (to the extent required by the Spectra MLP Partnership Agreement); and, with respect to the SET Common Units, nonassessable (subject to Del. Code Ann. Tit. 6, §§ 17-303, 17-607 and 17-804 (2007)), and will have been issued free of preemptive rights in compliance with Laws. Upon consummation of the transactions contemplated by this Agreement, SE Transmission and MLP GP will acquire good and valid title to all of the SET Common Units and MLP GP General Partner Units, free and clear of any Liens other than transfer restrictions imposed thereon by securities Laws or arising under the Spectra MLP Partnership Agreement.
     Section 5.7 Investment Representation. Spectra MLP is purchasing the Contributed Interests for its own account with the present intention of holding the Contributed Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Contributed Interests in violation of any federal or state securities Laws. Spectra MLP acknowledges that the Contributed Interests have not been registered under federal and state securities Laws and that the Contributed Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under federal and state securities Laws or pursuant to an exemption from registration under any federal or state securities Laws.
     Section 5.8 Spectra MLP SEC Documents. Spectra MLP has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed on or prior to the date of this Agreement, collectively, the “Spectra MLP SEC Documents”). The Spectra MLP SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Spectra MLP Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Spectra MLP SEC Document filed prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The Spectra MLP Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of Spectra MLP as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Deloitte & Touche LLP is an independent registered public accounting firm with respect to Spectra MLP and has not resigned or been dismissed as independent registered public accountants of Spectra MLP as a result of or in connection with any disagreement with Spectra MLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
ARTICLE VI
COVENANTS
     Section 6.1 Conduct of Business. From the date of this Agreement through the Closing, except: (1) as set forth on Schedule 6.1, (2) for the Saltville Restructuring, (3) for the filing of a rate case by the Saltville Companies with the Federal Energy Regulatory Commission with respect to rates regarding gas storage assets and the pursuit, renegotiation and settlement of customer Contracts related to such assets, (4) as contemplated by this Agreement, or (5) as consented to by Spectra MLP in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) each of SE Transmission and MLP GP shall cause each of the Saltville Companies to (i) operate the Business in the ordinary course and (ii) use Reasonable Efforts to preserve intact the Business and its relationship with customers, suppliers and others having business relationships with any of the Saltville Companies, and

          (b) each of SE Transmission and MLP GP shall not permit the Saltville Companies to:
               (i) amend its Organizational Documents;
               (ii) liquidate, dissolve, recapitalize or otherwise wind up the Business;
               (iii) change its accounting methods, policies or practices, except as required by GAAP or Law;
               (iv) sell, assign, transfer, lease or otherwise dispose of any assets except in the ordinary course of business or pursuant to the terms of a Material Contract;
               (v) make any capital expenditure in excess of $1,000,000 other than capital expenditures reflected on Schedule 6.1 and other than reasonable capital expenditures in connection with any emergency or force majeure events affecting any Saltville Company;
               (vi) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);
               (vii) incur any Indebtedness for Borrowed Money or issue or sell any equity interests, notes, bonds or other securities of any Saltville Company (except for intercompany loans from or to SE Transmission or its Affiliates or MLP GP or its Affiliates), or any option, warrant or right to acquire same;
               (viii) adopt any profit sharing, compensation, savings, insurance, pension, retirement or other benefit plan or hire any employees;
               (ix) enter into any Contract, except for Contracts entered into by any Saltville Company in the ordinary course of business;
               (x) create or assume any Lien, other than a Permitted Lien;
               (xi) terminate or close any facility, business or operation of any Saltville Company except in the ordinary course of business; or
               (xii) agree, whether in writing or otherwise, to do any of the foregoing.
     Section 6.2 Access. From the date hereof through the Closing, each of SE Transmission and MLP GP shall afford to Spectra MLP and its authorized Representatives reasonable access, during normal business hours and in such manner as not unreasonably to interfere with normal operation of the Business, to the properties, books, Contracts, records and appropriate officers and employees of each of SE Transmission’s and MLP GP’s Affiliates who provide services to any Saltville Company, and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of any Saltville Company as Spectra MLP and such Representatives may reasonably request. Each of SE Transmission and MLP GP shall have the right to have a Representative present at all times during any such inspections, interviews, and examinations. Notwithstanding the foregoing,

Spectra MLP shall have no right of access to, and none of SE Transmission and MLP GP shall have any obligation to provide to Spectra MLP, information relating to (a) any information the disclosure of which would jeopardize any privilege available to any Saltville Company, SE Transmission, any SE Transmission Affiliate, MLP GP or any MLP GP Affiliate relating to such information or (b) any information the disclosure of which would result in a violation of Law.
     Section 6.3 Third Party Approvals. Spectra MLP, MLP GP and SE Transmission shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Spectra MLP, MLP GP, SE Transmission or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.
     Section 6.4 Saltville Restructuring. From the date of this Agreement until the Closing, SE Transmission and MLP GP shall, and shall cause their respective Affiliates to, use Reasonable Efforts to cause the Saltville Restructuring to be consummated as soon as possible on or after April 1, 2008, including making all filings with respect thereto and seeking all approvals required in connection therewith; provided, however, that SE Transmission and MLP GP shall not be obligated to effect or consent to any action that would have a Material Adverse Effect on Spectra Energy Corp or any of its Affiliates; provided further, however, that in no event shall the Saltville Companies enter into a Contract in replacement of any Contract listed on Schedule 4.7(a)(i) with a particular customer at a rate lower than the rate charged to such customer or with a shorter term than the term then remaining under its existing Contract without the prior written consent of Spectra MLP, which consent shall not unreasonably be withheld.
     Section 6.5 Company Guarantees.
          (a) A list of Company Guarantees as of the date of this Agreement is set forth on Schedule 6.5.
          (b) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time following the Closing Date, each of SE Transmission and MLP GP and their respective Affiliates may, in their sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Guarantees; provided, however, that any such party shall give Spectra MLP 90 days advance written notice prior to taking any such action.
     Section 6.6 Indebtedness for Borrowed Money. Immediately prior to the Closing, (i) each of SE Transmission and MLP GP shall cause the Saltville Companies to distribute to SE Transmission or MLP GP, as applicable, any Indebtedness for Borrowed Money due to the Saltville Companies from SE Transmission or its Affiliates and MLP GP or its Affiliates, as applicable, and (ii) SE Transmission and MLP GP shall cancel and contribute to the capital of the Saltville Companies (or, as applicable, cause its Affiliates to cancel) any Indebtedness for Borrowed Money due from the Saltville Companies to SE Transmission or its Affiliates and MLP GP or its Affiliates, as applicable, in each case including interest and other amounts accrued thereon or due in respect thereof.

     Section 6.7 Update Information. At any time up to 10 days before the Closing, SE Transmission and MLP GP shall supplement in writing any information furnished on the Disclosure Schedule to reflect post-signing developments and matters that have come to the Knowledge of SE Transmission and MLP GP (which if not included on a Schedule would constitute a breach of this Agreement by SE Transmission or MLP GP, as applicable) by furnishing such supplemented information to Spectra MLP pursuant to the notice provisions hereof. If (a) SE Transmission or MLP GP so furnishes supplemental information, (b) the absence of such information would have resulted in a breach of any representation or warranty under this Agreement and (c) the Closing occurs, then such information shall be deemed to amend this Agreement and the Disclosure Schedule for all purposes hereunder; provided, however, that if such supplemental disclosure would or would reasonably be expected to result in Losses to the Saltville Companies in excess of $2,500,000 in the aggregate, then Spectra MLP may elect, by written notice delivered to SE Transmission and MLP GP to terminate this Agreement no later than two Business Days before Closing.
     Section 6.8 Books and Records. From and after the Closing, Spectra MLP shall preserve and keep a copy of all books and records (other than Tax records which are addressed in Article VII) relating to the Business or operations of the Saltville Companies on or before the Closing Date in Spectra MLP’s possession for a period of at least seven years after the Closing Date. After such seven year period, before Spectra MLP shall dispose of any such books and records, Spectra MLP shall give each of SE Transmission and MLP GP at least 90 days prior notice to such effect, and each of SE Transmission and MLP GP shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such books and records as each of SE Transmission and MLP GP may select. Spectra MLP shall provide to each of SE Transmission and MLP GP, at no cost or expense to such Party, reasonable access during business hours to such books and records as remain in Spectra MLP’s possession and reasonable access during business hours to the properties and employees of Spectra MLP and any of the Saltville Companies in connection with matters relating to the Business or operations of the Saltville Companies on or before the Closing Date and any disputes relating to this Agreement.
     Section 6.9 Permits. SE Transmission, MLP GP and Spectra MLP shall cooperate to provide all notices and otherwise take all reasonable actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement.
     Section 6.10 Excluded Assets.
          (a) Spectra MLP acknowledges that the Saltville Companies will, prior to the Closing, convey, assign and transfer to SE Transmission or one of its Affiliates (other than the Saltville Companies), all right, title and interest in and to the consideration received pursuant to the Asset Purchase Agreement and the other assets, properties and rights (and associated liabilities and obligations) and the liabilities and obligations (and associated assets, properties and rights) described or referenced in Schedule 6.10 and neither Spectra MLP nor the Saltville Companies shall have any claims or rights with respect to such consideration, assets, properties, rights, liabilities and obligations (such assets, properties, rights, liabilities and obligations, the “Excluded Assets”) under this Agreement.

          (b) Notwithstanding anything herein to the contrary, (i) all references herein to any revenues, expenses, assets, or liabilities of the Saltville Companies shall expressly exclude the Excluded Assets, (ii) all references herein to the Business, whether with respect to financial, accounting, legal, Tax or other position or operation, shall expressly exclude the businesses or the position or operation of the businesses included in the Excluded Assets and (iii) none of SE Transmission and MLP GP and their respective Affiliates makes any representations, warranties or covenants with respect to the Excluded Assets.
     Section 6.11 Noncompetition Agreement. From and after the Closing Date, Spectra MLP shall cause Saltville LLC to comply with the terms of the Noncompetition Agreement, dated as of October 11, 2001, by and between Virginia Gas Company and Heritage Holdings, Inc.
     Section 6.12 Asset Purchase Agreement. Spectra MLP shall (i) cause East Tennessee Natural Gas, LLC and, from and after the Closing, Saltville LLC (as successor-in-interest by merger to SE Virginia Pipeline under the Asset Purchase Agreement) to refrain from amending, supplementing, or otherwise modifying the Asset Purchase Agreement without the prior written consent of SE Transmission (which consent SE Transmission may withhold in its sole discretion) and (ii) promptly forward to SE Transmission any notices given by East Tennessee Natural Gas, LLC to Saltville LLC in connection with the Asset Purchase Agreement.
ARTICLE VII
TAX MATTERS
     Section 7.1 Tax Returns.
          (a) Through the Closing, each of SE Transmission and MLP GP shall cause Saltville LLC to continue either to be treated as a partnership or disregarded as an entity separate from its owner for federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1), and the operations of each of the Saltville Companies through the Effective Time shall be reflected on the consolidated federal income Tax Return of Spectra Energy Corp. The income of the Saltville Companies will be apportioned to the period up to and including the Effective Time, and the period after the Effective Time, by closing the books of the Saltville Companies as of the Effective Time.
          (b) Except as provided in Section 7.1(d) for ad valorem Taxes, with respect to any Tax Return of any Saltville Company covering a taxable period ending on or before the Effective Time that is required to be filed after the Effective Time, SE Transmission shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax items required to be included therein. Not later than 15 days prior to the due date of each such Tax Return, SE Transmission shall deliver a copy of such Tax Return to Spectra MLP together with a statement of the difference, if any, of the amount of Tax shown due on such Tax Return over the amount set up as a liability for such Tax (for the period through the Effective Time) in the Final Net Working Capital. If the Tax shown on the Tax Return exceeds the amount set up as a liability for the Tax (for the period through the Effective Time) in the Final Net Working Capital, not later than the due date of such Tax Return, each of SE Transmission and MLP GP shall pay to Spectra MLP its share of such amount of such excess. If the amount set up as a liability for the Tax (for the period through the Effective Time) in the Final Net Working Capital exceeds the Tax shown on the Tax Return, not later than the due date of such Tax Return, Spectra MLP shall pay to SE Transmission and MLP GP in proportion to such Party’s ownership of the Saltville Companies prior to this Agreement the amount of such excess. Spectra MLP shall cause such Saltville Company to file the Tax Return and timely pay the Taxes shown due on such Tax Return.
          (c) With respect to any Tax Return of a Saltville Company covering a taxable period beginning on or before the Effective Time and ending after the Effective Time that is required to be filed after the Effective Time, Spectra MLP shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax items required to be included therein. Spectra MLP shall determine (by an interim closing of the books as of the Effective Time except for franchise Taxes based solely on capital and ad valorem Taxes which shall be prorated on a daily basis) the Tax which would have been due with respect to the period covered by such Tax Return if such taxable period ended on the Effective Time (the “Pre-Closing Tax”). For this purpose, any franchise Tax paid or payable with respect to any Saltville Company shall be allocated to the taxable period for which payment of the Tax provides the right to engage in business, regardless of the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured. Not later than 15 days prior to the due date of each such Tax Return, Spectra MLP shall deliver a copy of such Tax Return to each SE Transmission and MLP GP for their review. Spectra MLP shall make all reasonable changes to such Tax Return as requested by each of SE Transmission and MLP GP not later than ten days prior to the due date of such Tax Return. Not later than the due date of the Tax Return, either (i) each of SE Transmission and MLP GP shall pay to Spectra MLP their share of the excess, if any, of the Pre-Closing Tax over the amount set up as a liability for the Pre-Closing Tax in the Final Net Working Capital, or (ii) Spectra MLP shall pay to SE Transmission or MLP GP in proportion to such Party’s ownership of Saltville LLC prior to this Agreement the excess, if any, of the amount set up as a liability for the Pre-Closing Tax in the Final Net Working Capital over the Pre-Closing Tax. Spectra MLP shall cause such Saltville Company to file the Tax Return and timely pay the Taxes shown due on such Tax Return.
          (d) Ad valorem Taxes relating to the Saltville Companies for any tax year that includes periods prior to the Closing Date shall be prorated on a daily basis between Spectra MLP on the one hand and SE Transmission on the other hand, with SE Transmission responsible for the prorated portion of such Taxes for the period up to and including the Closing Date and Spectra MLP responsible for the prorated portion of such Taxes after the Closing Date. The Party that receives the ad valorem Tax billing (the “Billed Party”) shall provide a copy of such billing to the other Party together with a calculation of the prorated ad valorem Taxes owed by each Party. The Party that did not receive the ad valorem Tax billing shall pay its prorated portion of the ad valorem Taxes to the Billed Party prior to the due date of such Taxes and the Billed Party shall be responsible for the timely payment of the ad valorem Taxes to the taxing authorities.
          (e) Any Tax Return prepared pursuant to the provisions of this Section 7.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except as otherwise required by Law or fact. Any dispute arising pursuant to the provisions of Section 7.1(b) or Section 7.1(c) shall be resolved pursuant to procedures comparable to the procedures applicable under Sections 2.4.
          (f) Spectra MLP, MLP GP and SE Transmission shall cooperate fully, and Spectra MLP shall cause each of the Saltville Companies to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1 (and Section 7.5), requests for the provision of any information or documentation within the knowledge or possession of the other Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including without limitation, compliance with Financial Accounting Standards Board Interpretation No. 48), and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SE Transmission will, MLP GP will and Spectra MLP will and will cause the Saltville Companies to, (i) retain all books and records with respect to Tax matters pertinent to the Saltville Companies relating to any taxable period beginning before the Effective Time until the later of six years after the Effective Time or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Spectra MLP, MLP GP or SE Transmission, as the case may be, shall allow the other parties to take possession of such books and records. Spectra MLP, MLP GP and SE Transmission each agree, upon request, to use Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.
     Section 7.2 Transfer Taxes. Responsibility for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement shall be borne 50% by Spectra MLP and 50% by SE Transmission and MLP GP in proportion to their ownership of the Saltville Companies prior to this Agreement.
     Section 7.3 Tax Indemnity.
          (a) SE Transmission and MLP GP shall be jointly and severally liable for, shall pay and shall protect, defend, indemnify and hold harmless Spectra MLP and the Saltville Companies from (i) any breach of the representations and warranties contained in Section 4.10, (ii) any and all Taxes in excess of any liability for Taxes (for the period through the Effective Time) reflected in the Final Net Working Capital which relate to or result from the income, Business, property or operations of the Saltville Companies prior to the Effective Time, (iii) any Taxes arising as a result of the Saltville Restructuring and (iv) with respect to any tax liabilities of the Saltville Companies as a result of the provisions of Treasury Regulation Section 1.1502-6 or any similar provision of foreign, state or local law. Spectra MLP shall be solely liable for, shall pay and shall protect, defend, indemnify and hold harmless each of SE Transmission and

MLP GP from any and all Taxes which relate to or result from the income, Business, property or operations of the Saltville Companies after the Effective Time.
          (b) If any claim (an “Indemnified Tax Claim”) is made by any Tax Authority that, if successful, would result in indemnification of any Party (the “Tax Indemnified Party”) by another Party (the “Tax Indemnifying Party”) under this Section 7.3, the Tax Indemnified Party shall promptly, but in no event later than the earlier of (i) 45 days after receipt of notice from the Tax Authority of such claim or (ii) 15 days prior to the date required for the filing of any protest of such claim, notify the Tax Indemnifying Party in writing of such fact.
          (c) The Tax Indemnifying Party shall control all decisions with respect to any Tax Proceeding involving an Indemnified Tax Claim and the Tax Indemnified Party shall take such action (including settlement with respect to such Tax Proceeding or the prosecution of such Tax Proceeding to a determination in a court or other tribunal of initial or appellate jurisdiction) in connection with a Tax Proceeding involving an Indemnified Tax Claim as the Tax Indemnifying Party shall reasonably request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; provided, however, that (i) within 30 days after the notice required by Section 7.3(b) has been delivered (or such earlier date that any payment of Taxes with respect to such claim is due but in no event sooner than five days after the Tax Indemnifying Party’s receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (ii) if the Tax Indemnified Party is requested by the Tax Indemnifying Party to pay the Tax claimed and sue for a refund, the Tax Indemnifying Party shall have advanced to the Tax Indemnified Party, on an interest-free basis, the amount of such claim. The Tax Indemnified Party shall not make any payment of an Indemnified Tax Claim for at least 30 days (or such shorter period as may be required by Law) after the giving of the notice required by Section 7.3(b) with respect to such claim, shall give to the Tax Indemnifying Party any information requested related to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim.
     Section 7.4 Scope. Notwithstanding anything to the contrary herein, this Article VII shall be the exclusive remedy for any claims relating to Taxes (including any claims relating to representations respecting Tax matters including Section 4.10). The rights under this Article VII shall survive the Closing until 30 days after the expiration of the statute of limitations (including extensions) applicable to such Tax matter. No claim may be made or brought by any Party hereto after the expiration of the applicable survival period unless such claim has been asserted by written notice specifying the details supporting the claim on or prior to the expiration of the applicable survival period.
     Section 7.5 Tax Refunds. In the event that Spectra MLP receives any refund of Taxes from a taxing jurisdiction or a reimbursement of Taxes from a third party with respect to any Pre-Closing Taxable Period (which refund is not reflected in “Accrued Taxes” on the balance sheet of Saltville LLC dated as of the Closing Date prepared in connection with the determination of Final Net Working Capital), such amounts shall belong to SE Transmission and MLP GP and shall be forwarded by Spectra MLP to SE Transmission and MLP GP in proportion to such Party’s ownership of Saltville LLC prior to this Agreement within 10 days of receipt.

ARTICLE VIII
CONDITIONS TO OBLIGATIONS
     Section 8.1 Conditions to Obligations of Spectra MLP. The obligation of Spectra MLP to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Spectra MLP:
          (a) All necessary filings with and consents, approvals, licenses, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that do not or would not reasonably be expected to result in Losses to the Saltville Companies in excess of $2,500,000 in the aggregate. All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including the Transmission Approvals and Spectra MLP Approvals, other than those that do not or would not reasonably be expected to result in Losses to the Saltville Companies in excess of $2,500,000 in the aggregate;
          (b) each of the representations and warranties of SE Transmission and MLP GP contained in this Agreement shall be true as of the date of this Agreement and as of the Closing, as if made at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
          (c) each of SE Transmission and MLP GP shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing;
          (d) each of SE Transmission and MLP GP shall have delivered to Spectra MLP a certificate dated the Closing Date, certifying that the conditions specified in Sections 8.1(b) and 8.1(c) have been fulfilled;
          (e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby or to recover damages in connection therewith;
          (f) the closing under the Asset Purchase Agreement has occurred; and
          (g) the Saltville Restructuring has been consummated without the occurrence of a Material Adverse Effect on Spectra MLP or the Saltville Companies.
     Section 8.2 Conditions to the Obligations of SE Transmission and MLP GP. The obligation of each of SE Transmission and MLP GP to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by SE Transmission:
          (a) All necessary filings with and consents, approvals, Permits, and orders of any Governmental Authority required by Law for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, other than those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on SE Transmission or MLP GP. All necessary consents of any third party, other than any Governmental Authority, required for the consummation of the transactions contemplated in this Agreement shall have been made and obtained, including the Transmission Approvals and Spectra MLP Approvals, other than those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on SE Transmission or MLP GP;
          (b) each of the representations and warranties of Spectra MLP contained in this Agreement shall be true as of the date of this Agreement and as of the Closing, as if made anew at and as of that time (other than such representations and warranties that expressly address matters only as of a certain date, which need only be true as of such certain date);
          (c) Spectra MLP shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Spectra MLP on or before the Closing;
          (d) Spectra MLP shall have delivered to each of SE Transmission and MLP GP a certificate, dated the Closing Date, certifying that the conditions specified in Section 8.2(b) and (c) have been fulfilled;
          (e) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to recover damages in connection therewith;
          (f) the closing under the Asset Purchase Agreement has occurred; and
          (g) the Saltville Restructuring has been consummated without the occurrence of a Material Adverse Effect on Spectra Energy Corp or any of its Affiliates.
ARTICLE IX
INDEMNIFICATION
     Section 9.1 Survival.
          (a) The representations and warranties of the Parties contained in this Agreement and all covenants contained in this Agreement that are to be performed prior to the Closing will survive the closing for 18 months following the Closing; provided, however, that

(i) the Fundamental Representations and Warranties shall survive for the applicable statute of limitations, (ii) the representations and warranties set forth in Section 4.10 shall survive as set forth in Article VII and (iii) the representations and warranties in Section 4.11 shall survive for three years following the Closing. The P-25 Indemnity Obligations (as defined below) shall survive as set forth in the Asset Purchase Agreement. No Party shall have any liability for indemnification claims made under this Article IX with respect to any such representation, warranty or pre-closing covenant unless a Claim Notice is provided by the non-breaching Party to the other Party prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant. If a Claim Notice has been timely given in accordance with this Agreement prior to the expiration of the applicable survival period for such representation, warranty or pre-closing covenant or claim, then the applicable representation, warranty or pre-closing covenant shall survive as to such claim, until such claim has been finally resolved.
          (b) All covenants and agreements of the Parties contained in this Agreement to be performed after the Closing will survive the Closing in accordance with their terms.
     Section 9.2 Indemnification.
          (a) Subject to Article VII relating to Taxes, the provisions of this Article IX and, as to the P-25 Indemnity Obligations, all rights, counterclaims, defenses and limitations available under the Asset Purchase Agreement to SE Virginia Pipeline (except for defenses arising from the involuntary bankruptcy, insolvency, dissolution or liquidation of SE Virginia Pipeline), from and after the Closing, each of SE Transmission and MLP GP shall indemnify and hold harmless Spectra MLP, Spectra MLP’s Affiliates (other than SE Transmission and MLP GP) and their respective Representatives (the “Spectra MLP Indemnified Parties”) from and against all Losses that Spectra MLP Indemnified Parties incur arising from (i) any breach of any representation, warranty or covenant of SE Transmission or MLP GP, as applicable, in this Agreement or in the certificates to be delivered at Closing or (ii) any breach of any representation, warranty or covenant of SE Virginia Pipeline at or prior to closing under the Asset Purchase Agreement or in the certificates delivered at the closing thereunder or any indemnity obligation thereunder relating to periods on or prior to the closing thereunder (collectively, the “P-25 Indemnity Obligations”).
          (b) Subject to Article VII relating to Taxes and the provisions of this Article IX, from and after the Closing, Spectra MLP shall indemnify and hold harmless SE Transmission and its Affiliates and their respective Representatives (the “SE Transmission Indemnified Parties”) and MLP GP and its Affiliates and their respective Representatives (the “MLP GP Indemnified Parties”) from and against all Losses that each of the SE Transmission Indemnified Parties and MLP GP Indemnified Parties incur arising from or out of (i) any breach of any representation, warranty or covenant of Spectra MLP in this Agreement or in the certificate to be delivered at Closing or (ii) relating to any Company Guarantees.
          (c) Notwithstanding anything to the contrary herein, the Parties shall have a duty to use Reasonable Efforts to mitigate any Loss arising out of or relating to this Agreement or the transactions contemplated hereby.

          (d) Notwithstanding anything to the contrary herein, to the extent that any Spectra MLP Indemnified Party incurs Losses arising from any breach of any representation, warranty or covenant of SE Transmission or MLP GP, as applicable, in this Agreement, and recourse is available to it for all or a portion of such Losses under the AGL Agreement, then such Spectra MLP Indemnified Party shall give SE Transmission and MLP GP a Claim Notice therefor and first use its Reasonable Efforts for a period of one year to seek indemnification under the AGL Agreement and shall have recourse hereunder for such Losses only to the extent not recovered pursuant to the AGL Agreement. The delivery of a Claim Notice in respect of such Losses shall toll the applicable survival period under Section 9.1 for the duration of such year. Notwithstanding the foregoing, Spectra MLP agrees not to initiate litigation pursuant to the AGL Agreement and, at such time as it determines efforts at recovery pursuant to the AGL Agreement short of litigation are unlikely to be successful, Spectra MLP shall notify SE Transmission thereof and SE Transmission may then freely pursue such litigation. If SE Transmission decides to initiate such litigation prior to the end of the above-referenced one year period, or otherwise as of the expiration of such one year period, Spectra MLP shall no longer be obligated to seek recourse under the AGL Agreement with respect to the applicable matters.
          (e) Notwithstanding anything in this Article IX to the contrary, all Losses relating to Taxes which are the subject of Article VII shall only be subject to indemnification under Section 7.3.
     Section 9.3 Indemnification Procedures. Claims for indemnification under this Agreement (other than claims involving a Tax Proceeding, the procedures for which are set forth in Article VII) shall be asserted and resolved as follows:
          (a) Any Spectra MLP Indemnified Party, MLP GP Indemnified Party or SE Transmission Indemnified Party claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 shall promptly (i) notify the appropriate Party (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.
          (b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.
          (c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
          (d) Subject to the other provisions of this Article IX, a claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought.
          (e) Notwithstanding anything to the contrary in this Section 9.3, the indemnification procedures set forth in Article VII shall control any indemnities relating to Taxes.
     Section 9.4 Additional Agreements Regarding Indemnification. Notwithstanding anything to the contrary herein:
          (a) a breach of any representation or warranty (other than with respect to a breach of the Fundamental Representations and Warranties) of SE Transmission or MLP GP in this Agreement in connection with any single item or group of related items that results in Losses of less than $10,000 shall be deemed, for all purposes of this Article IX not to be a breach of such representation, warranty or pre-closing covenant;

          (b) neither SE Transmission nor MLP GP shall have any liability arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) or the P-25 Indemnity Obligations except if the aggregate Losses actually incurred by Spectra MLP Indemnified Parties thereunder exceed $1,070,000 (and then, subject to Section 9.4(c), only to the extent such aggregate Losses exceed such amount);
          (c) in no event shall the aggregate liability of SE Transmission or MLP GP arising out of or relating to Section 9.2(a) for breaches of representations or warranties (other than with respect to a breach of the Fundamental Representations and Warranties) or the P-25 Indemnity Obligations exceed $21,400,000;
          (d) the amount of any Loss for which a Spectra MLP Indemnified Party claims indemnification under this Agreement shall be reduced by: (i) any insurance proceeds actually recovered with respect to such Loss; (ii) any Tax Benefits with respect to such Loss and (iii) indemnification or reimbursement payments actually recovered from third parties with respect to such Loss;
          (e) for purposes of determining whether there has been a breach or inaccuracy of a representation or warranty by a party in connection with the assertion of a claim for indemnification under Article IX, or determining the amount of a Loss, with respect to any asserted breach or inaccuracy, such determination shall be made without regard to any qualifier as to “material,” “materiality” or Material Adverse Effect expressly contained in Article III or IV;
          (f) as contemplated by Section 6.10(b), none of SE Transmission and MLP GP and their respective Affiliates shall have any liability hereunder that arises out of or relating to the Excluded Assets;
          (g) the provisions of Section 8.4(b) and Section 8.4(c) of the Asset Purchase Agreement do not apply as to any claim for a P-25 Indemnity Obligation brought hereunder; and
          (h) for the avoidance of doubt, nothing in this Section 9.4 shall affect the provisions of Article VII.
     Section 9.5 Waiver of Other Representations.
          (a) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SE TRANSMISSION, MLP GP OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE CONTRIBUTED INTERESTS, THE SALTVILLE COMPANIES, THEIR ASSETS OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, AND WITHOUT IN ANY WAY LIMITING THE FOREGOING, NEITHER

SE TRANSMISSION NOR MLP GP MAKES ANY REPRESENTATION OR WARRANTY TO SPECTRA MLP WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE SALTVILLE COMPANIES.
          (b) The representations and warranties contained in Section 4.11 shall be the exclusive representations and warranties with regard to Environmental Laws and related matters.
     Section 9.6 Total Consideration Adjustment. The Parties agree to treat all payments made pursuant to this Article IX as adjustments to the SET Consideration and MLP GP Consideration, as applicable, for Tax purposes.
     Section 9.7 Exclusive Remedy.
          (a) Notwithstanding anything to the contrary herein except as provided in Sections 7.2, 7.3, 9.2 or 10.2, no Party shall have any liability, and no Party shall make any claim, for any Loss or other matter (and Spectra MLP, MLP GP and SE Transmission hereby waive any right of contribution against the other and their respective Affiliates), under, arising out of or relating to this Agreement, any other document, agreement, certificate or other matter delivered pursuant hereto or the transactions contemplated hereby, whether based on contract, tort, strict liability, other Laws or otherwise.
          (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITIES OR OTHER SPECULATIVE DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, HOWEVER, THAT THIS SECTION 9.7(b) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE IX FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE IX.
ARTICLE X
TERMINATION
     Section 10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
          (a) pursuant to Section 6.7;
          (b) by the mutual consent of Spectra MLP, MLP GP and SE Transmission as evidenced in writing signed by each of Spectra MLP, MLP GP and SE Transmission;
          (c) by any of Spectra MLP, MLP GP or SE Transmission if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (d) by any of Spectra MLP, MLP GP or SE Transmission, if the Closing has not occurred on or before September 30, 2008 or such later date as the Parties may agree upon.
     Section 10.2 Effect of Termination. In the event of termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any Party hereto other than for any prior breaches, as to which the Parties will remain liable and/or to which the other Party shall be entitled to all rights and remedies available under Law or equity. The provisions of Sections 10.2 and 11.4 shall survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices. Any notice, request, demand and other communication required or permitted to be given hereunder shall be in writing, and may be served by personal delivery, facsimile or by depositing same in the mail, addressed to the Party to be notified, first class, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by facsimile shall be deemed given and received upon receipt only if received during normal business hours and, if received other than during normal business hours, shall be deemed received as of the opening of business on the next Business Day). For purposes of notice, the addresses of the Parties shall be as follows:
(a)	If to Spectra MLP, to:

Spectra Energy Partners, LP 5400 Westheimer Court Houston, TX 77056 Attention: Greg Harper, President and Chief Executive Officer Facsimile: (713) 989-1818

With copies to:

Spectra Energy Partners, LP
5400 Westheimer Court
Houston, TX 77056
Attention: Chairman of the Conflicts Committee of the Board of Directors of Spectra Energy Partners GP, LLC
Facsimile: (713) 650-8105

(b)	If to SE Transmission, to:

Spectra Energy Transmission, LLC c/o Spectra Energy Corp 5400 Westheimer Court Houston, TX 77056 Attention: Alan N. Harris, Chief Development Officer Room Code: WO 8M56 Facsimile: (713) 627-4635

with copies to:

Spectra Energy Transmission, LLC
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention: Anders K. Torning, Associate General Counsel – M & A
                   Room Code: WMO 9D65
Facsimile: (713) 989-3190

(c)	If to MLP GP, to:

Spectra Energy Partners (DE) GP, LP c/o Spectra Energy Corp 5400 Westheimer Court Houston, TX 77056 Attention: Alan N. Harris, Chief Development Officer Room Code: WO 8M56 Facsimile: (713) 627-4635

with copies to:

Spectra Energy Partners (DE) GP, LP
c/o Spectra Energy Corp
5400 Westheimer Court
Houston, TX 77056
Attention: Anders K. Torning, Associate General Counsel – M & A
                   Room Code: WMO 9D65
Facsimile: (713) 989-3190
or to such other address or addresses as the Parties may from time to time designate in writing.
     Section 11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of all of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

     Section 11.3 Rights of Third Parties. Except for the provisions of Section 9.2 which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.
     Section 11.4 Expense. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.
     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
     Section 11.6 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.
     Section 11.7 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by SE Transmission or MLP GP, as applicable, in and of itself, that such information is material to or outside the ordinary course of the Business of the Saltville Companies or required to be disclosed on the Disclosure Schedule.
     Section 11.8 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.
     Section 11.9 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior consent of Spectra MLP, MLP GP and SE Transmission, which consent shall not be unreasonably withheld, conditioned or delayed by any Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as such Party may consider necessary in order to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party as is reasonable under the circumstances.

     Section 11.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, then they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
     Section 11.11 Governing Law; Jurisdiction.
          (a) This Agreement shall be governed and construed in accordance with the Laws of the State of Texas without regard to the Laws that might be applicable under conflicts of laws principles.
          (b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
          (c) To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).
          (d) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
     Section 11.12 Action by Spectra MLP. With respect to any action (including any case where the agreement of, or selection by, Spectra MLP is required), notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by Spectra MLP prior to or after the Closing Date with respect to, or in connection with, the subject matter hereof, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of Spectra MLP.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SE TRANSMISSION:

SPECTRA ENERGY TRANSMISSION, LLC

By:	/s/ Mark R. Fiedorek

Name: Mark R. Fiedorek
Title: Group Vice President, Southeast Transmission and Storage

MLP GP:

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:		Spectra Energy Partners GP, LLC, its general partner

	By:		/s/ Paul K. Haralson

		Name:	Paul K. Haralson
		Title:	Assistant Treasurer

SPECTRA MLP:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

	By:	Spectra Energy Partners GP, LLC, its general partner

		By:	/s/ C. Gregory Harper

Name: C. Gregory Harper
Title: President and Chief Executive Officer
[Signature Page to the Contribution Agreement]

FIRST AMENDMENT TO
OMNIBUS AGREEMENT
     THIS FIRST AMENDMENT TO OMNIBUS AGREEMENT (“First Amendment”) is entered into on, and effective as of,                    , 2008, and is by and among Spectra Energy Corp, a Delaware corporation (“Spectra”), Spectra Energy Partners GP, LLC, a Delaware limited liability company (“GP LLC”), Spectra Energy Partners (DE) GP, LP, a Delaware limited partnership (the “General Partner”) and Spectra Energy Partners, LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this First Amendment each as a “Party” and collectively as the “Parties.”
R E C I T A L S:
     1. The Parties entered into that certain Omnibus Agreement, dated and effective as of the Closing Date (as defined therein) (the “Current Agreement"), to (i) evidence their agreement with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by Spectra and its Affiliates (as defined in the Current Agreement) as well as direct expenses, including operating expenses, incurred by Spectra and its Affiliates for and on behalf of the Partnership Group (as defined in the Current Agreement) and (ii) evidence their agreement with respect to certain indemnification obligations of the Parties.
     2. The Parties desire to amend the Current Agreement to, among other things, reflect the contribution of Saltville LLC (as defined herein) to the Partnership Group from certain Affiliates of Spectra and the extension of the reimbursement obligations of Article III of the Current Agreement for expenses made by Spectra and its Affiliates on behalf of Saltville LLC.
     In consideration of the agreements contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:
ARTICLE I
Definitions
     Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Current Agreement. Unless otherwise indicated, all section references in this First Amendment refer to sections of the Current Agreement.
ARTICLE II
Amendment to Current Agreement
     Amendments to Section 1.1
          (a) The following definition is hereby amended in its entirety to read as follows:
     “Agreement” means this Omnibus Agreement as amended by the First Amendment, as it may be further amended, modified or supplemented from time to time in accordance with the terms hereof.

          (b) The definition of “Partnership Assets” is hereby amended by adding the following proviso to the end of such definition prior to the period:
     “; provided, however, that with respect to Article III only, Partnership Assets shall also include Saltville LLC”
          (c) The following definitions are hereby added where alphabetically appropriate to read as follows:
     “First Amendment” means the First Amendment to Omnibus Agreement dated as of                      , 2008 among Spectra, GP LLC, the General Partner and Partnership.
     “Saltville LLC” means Saltville Gas Storage Company L.L.C., a limited liability company organized under the Laws of the [Commonwealth of Virginia].
ARTICLE III
Miscellaneous
     Confirmation. The provisions of the Current Agreement, as amended by this First Amendment, shall remain in full force and effect following the execution of this First Amendment.
     Choice of Law; Submission to Jurisdiction. This First Amendment shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this First Amendment to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Houston, Texas.
     Entire Agreement. This First Amendment constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

     Counterparts. This First Amendment may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     Severability. If any provision of this First Amendment or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this First Amendment and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
[The remainder of this page is left blank intentionally.]

     IN WITNESS WHEREOF, the Parties have executed this First Amendment on, and effective as of, the date first written above.

SPECTRA ENERGY CORP

By:
Name:
Title:

SPECTRA ENERGY PARTNERS GP, LLC

By:
Name:
Title:

SPECTRA ENERGY PARTNERS (DE) GP, LP

By:	Spectra Energy Partners GP, LLC, its general partner

By:
Name:
Title:

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP, its general partner

By:	Spectra Energy Partners GP, LLC, its general partner

By:
Name:
Title: